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Exhibit 5.1

550 S. Tryon Street
Charlotte, NC 28202
January 26, 2017

Board of Directors
Piedmont Natural Gas Company, Inc.
4720 Piedmont Row Drive
Charlotte, NC 28210

Dear Ms. Good and Gentlemen:

        I am employed by Duke Energy Business Services LLC, the service company subsidiary of Duke Energy Corporation, and in that capacity I provide legal counsel to Duke Energy Corporation and its affiliates, including Piedmont Natural Gas Company, Inc., a North Carolina corporation (the "Company"). I am a member in good standing of the North Carolina State Bar.

        I have advised the Company in connection with the filing of Post-Effective Amendment No.1 to its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission on January 26, 2017. The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of an indeterminate amount of debt securities in the form of senior notes and subordinated notes, together the "Securities." For this purpose, I have examined such company records and other documents, and have made such investigations of law as I have considered necessary or appropriate for the purposes of this opinion.

        Based upon the foregoing, I am of the opinion that the issuance of the Securities has been duly authorized by the Company and when the terms of each specific series of Securities have been established in accordance with the instruments governing such Securities and approved and authorized (including any necessary regulatory approvals), and when the Securities of each series have been duly executed by the Company and authenticated as provided in the instruments governing such Securities and duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement relating to the Securities filed under the Act, including the prospectus and any prospectus supplement relating to such series, the Securities will be binding obligations of the Company, enforceable against the Company in accordance with their terms (except as the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of the Securities" in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ ROBERT T. LUCAS III Robert T. Lucas III

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  Exhibit 5.1